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JP FOODSERVICE, INC. ANNOUNCES AGREEMENT FOR ACQUISITION OF ARROW PAPER SUPPLY
AND FOOD CO.

    COLUMBIA, Md., July 17 /PRNewswire/ -- JP Foodservice, Inc. ("JP") (Nasdaq:
JPFS) today announced that it had entered into a definitive agreement to purchase Arrow Paper Supply and Food Co. ("Arrow"). Arrow, based in Norwich, Connecticut, is a broadline foodservice distributor serving the New
England, New York, New Jersey and Pennsylvania markets, distributing over 6,000 products to a diverse customer base. Arrow achieved net sales of $74.6 million in its fiscal year ended December 29, 1995, and has reported average revenue growth in excess of 15% over the last three years. In November 1995, Arrow was awarded a contract from the State of Connecticut that is expected to generate $18 million of annual revenues.

   In discussing the proposed acquisition, Jim Miller, Chairman, President and Chief Executive Officer of JP Foodservice, said: "We are very enthusiastic about the addition of Arrow into JP's existing distribution network. The acquisition of Arrow increases JP's presence in the New England marketplace, as well as positions the Company for further penetration into southern Connecticut, Westchester County and New York City."

   JP's agreement with Arrow provides for the purchase of certain assets, including Arrow's distribution facility, and assumption of certain liabilities and consideration of $29.6 million, approximately $1.7 million of which is in the form of JP stock with the remainder in cash. The proposed acquisition is subject to a number of customary conditions and is expected to close before the end of August. The acquisition will be treated as a purchase for accounting purposes. JP management anticipates that the Arrow acquisition will be accretive to JP's earnings per share.

    JP is a leading distributor of food and related products to restaurants and other institutional foodservice establishments in the Mid-Atlantic, Midwestern and Northeastern regions of the United States. JP has also recently announced expansion into the Las Vegas, Nevada market with its pending acquisition of Valley Industries, Inc. JP markets and distributes approximately 28,000 national, private label and signature brand items to over 23,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools and employs over 2,500 foodservice professionals. JP's diverse customer base encompasses both independent and chain businesses, including Perkins Family Restaurants, Subway, Compass Group and Ruby Tuesday restaurants.

   -0-              7/17/96

   /CONTACT: Lewis Hay, III, Chief Financial Officer of JP
Foodservice,
Inc., 410-312-7100/
   (JPFS)